Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD DECLARES QUARTERLY DIVIDEND

Newport Beach, CA - December 15, 2014 - American Vanguard Corp. (NYSE:AVD) announced that its Board of Directors has declared a $0.02 cash dividend payment to be distributed on January 9, 2015 to shareholders of record as of December 26, 2014.

Eric Wintemute, Chairman and CEO of American Vanguard, stated, “This dividend continues our history of providing such returns to our shareholders while reflecting the difficult conditions that our industry sector has faced in 2014. We are addressing those challenges vigorously through cost reductions and efficiency improvements in both our manufacturing and administrative management activities. One of the most significant actions has been a 21% reduction in our workforce over the past 12 months. We will continue to invest in the development of new product and equipment technologies that can enhance the long-term prospects of the company. Management and the Board wish to thank our shareholders for their continued support as we take the prudent near-term steps necessary to strengthen American Vanguard’s future performance.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

In its public commentary, the Company may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Contact Information

American Vanguard Corporation

William A. Kuser, Director of Investor Relations

(949) 260-1200

williamk@amvac-chemical.com

The Equity Group Inc.

Lena Cati

(212) 836-9611

Lcati@equityny.com

www.theequitygroup.com